ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES
COMPANY UPDATE AND DIVIDEND INFORMATION

VERO BEACH, Florida – April 2, 2020 –ARMOUR Residential REIT, Inc. (“ARMOUR” or the “Company”) (NYSE: ARR and ARR-PRC), today announced an update regarding the Company’s financial status reflecting developments related to the continued market volatility due to the novel Coronavirus outbreak, confirmed the April cash dividend of $0.14583 per share on its 7.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) and announced a quarterly common stock dividend policy for the second quarter of 2020. The Company also announced that Mark Gruber will continue in his current role as Chief Investment Officer.

The novel Coronavirus outbreak has been unprecedented and continues to have a real-time impact on all business sectors. The strong intervention by the Federal Reserve helped stabilize the agency residential and commercial mortgage-backed securities (“MBS”) and recover a large amount of the spread widening that took place during the month of March. Trading activity in agency credit risk transfer (“CRT”) securities has resumed and prices are stabilizing. ARMOUR has acted aggressively to mitigate risk, moderate leverage and maximize liquidity and activated its remote work environment protocol to minimize health and operational risks. The Company remains focused on prioritizing liquidity through this period of increased market volatility and financial risks to the Company.

Company Update
At the close of business on March 31, 2020:

•	Book value per common share is estimated to be above $11.00.

•	ARMOUR’s liquidity, including cash and unpledged agency-guaranteed MBS, exceeds $350 million (45% of stockholders’ equity).

•
ARMOUR’s 17 active counterparties, including our affiliate BUCKLER Securities LLC, continue to provide the Company with access to repurchase financing. Its six active swap counterparties continue to provide the Company with access to over-the-counter interest rate swaps. The Company has timely met all margin calls received.

•	ARMOUR’s approximately $4.8 billion securities portfolio includes approximately $4.1 billion of agency-guaranteed MBS (including securities to-be-announced).

•
ARMOUR reduced its short-term security repurchase facilities borrowings, in aggregate, to approximately $3.46 billion. As a result, the Company’s “leverage” was approximately 4.4 to 1 (based on repurchase agreements divided by stockholders’ equity).

•	ARMOUR estimates its total stockholders’ equity exceeds $780 million, which includes $133 million of the Company’s Series C Preferred Stock.

•	ARMOUR has outstanding 58,881,965 shares of its common stock and 5,303,520 shares of its Series C Preferred Stock.

The information above is subject to inherent uncertainties, especially in light of recent market volatility and reduced pricing transparency for some assets. Actual amounts may be materially different and are subject to change over time as the Company completes its regular quarterly financial reporting process culminating with the filing of its Form 10-Q  for the quarter ended March 31, 2020, which will be available at www.sec.gov in the ordinary course.

Dividends
On March 27, 2020, the Company paid the previously declared cash dividends of $0.17 per share of its common stock and $0.14583 per share of its Series C Preferred Stock.

ARMOUR today also announced the declaration of the April 2020 dividend on its Series C Preferred Stock at the rate of $0.14583 per share to holders of record on April 15, 2020, payable on April 27, 2020.

- MORE -

ARMOUR Announces Company Update and Information Regarding Dividends

April 2, 2020

ARMOUR will move to a quarterly dividend on its common stock for the second quarter of 2020. ARMOUR’s Board of Directors will evaluate the Company’s results, financial position, real estate investment trust (“REIT”) tax requirements, and overall market conditions as the quarter progresses. The Company expects to announce its decision regarding the amount of second quarter dividends on common stock in the latter part of June 2020 as well as whether the Company will return to its prior monthly dividend policy. By adopting the more conventional policy of announcing quarterly dividends towards the end of the quarter, the Company believes it can maintain greater flexibility and generate increased liquidity. In order to maintain ARMOUR’s tax status as a REIT, the Company is required to timely distribute substantially all of its ordinary REIT taxable income for the tax year.

Chief Investment Officer
In light of the increased volatility in the fixed-income and equity markets, Mark Gruber has agreed to postpone indefinitely his previously announced retirement and continue in his role as Chief Investment Officer. David Sayles will also continue in his current role of Managing Director for Portfolio and Risk Analysis.

About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage‑backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, ARMOUR invests in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

- END -